Exhibit 10(a)

[LETTERHEAD OF SUTHERLAND ASBILL & BRENNAN LLP]

April 20, 2006

Standard Insurance Company

1100 S.W. Sixth Avenue

Portland, Oregon 97204

RE:	Separate Account C

Form N-4 Registration Statement, SEC File No. 333-115215

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information to be filed as part of the Post-Effective Amendment No. 2 to the Registration Statement on Form N-4 by Standard Insurance Company and its Separate Account C for certain variable annuity contracts (the Standard Advisor Group Variable Annuity Contracts). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Frederick R. Bellamy
Frederick R. Bellamy